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Exhibit 3.5 Amendment to Certificate of Incorporation to Indigo Energy, Inc.




                          CERTIFICATE OF AMENDMENTS OF
                         CERTIFICATE OF INCORPORATION OF
                               INDIGO ENERGY, INC.


Indigo Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: The Certificate of Incorporation of Indigo Energy, Inc. is amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

"The name of the corporation is Global Wireless Satellite Networks (USA), Inc."

SECOND: The Certificate of Incorporation of the Company is amended in Article Fourth to reflect a 1:10 reverse stock split and reauthorize 100,000,000 shares of stock consisting of 90,000,000 shares of common stock with a par value of $.001 per share, and 10,000,000 shares of preferred stock with a par value of $.001 per share as follows:

         Article Fourth should read as follows:

         "The total number of shares of stock which the corporation shall have authority to issue is 100,000,000, of which 90,000,000 shares shall be Common Stock, $.001 par value, and 10,000,000 of which shall be Preferred Stock, $.001 par value, which shall be subject to the provisions of Article Fifth."

THIRD: That in lieu of a meeting and vote of stockholders, the stockholders have given majority written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Indigo Energy, Inc. has caused this certificate to be signed by Scott Kostiuk, its Secretary, and Joel Bloomer, its President, this 3rd day of September, 2003.


/s/ Scott Kostiuk                              /s/ Joel Bloomer
-----------------------------                  ----------------------------
Scott Kostiuk, Secretary                       Joel Bloomer, President